Subject to Completion and Modification

COLLEGIATE FUNDING OF DELAWARE, L.L.C. HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES.  BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND THE OTHER DOCUMENTS COLLEGIATE FUNDING OF DELAWARE, L.L.C. HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT COLLEGIATE FUNDING OF DELAWARE, L.L.C. AND THIS OFFERING.  YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV.  ALTERNATIVELY, COLLEGIATE FUNDING OF DELAWARE, L.L.C., ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING (800) 762-6441.

Term Sheet

$1,221,700,000 Student Loan-Backed Notes, Series 2007-A

Chase Education Loan Trust 2007-A

Issuing Entity

Collegiate Funding of Delaware, L.L.C.

Depositor

JPMorgan Chase Bank, National Association

Sponsor, Master Servicer and Administrator

On July     , 2007, the issuing entity will issue the following classes of notes:

Class	Principal	Interest Rate	Final Scheduled Payment Date
Floating Rate Class A-1 Notes	$ 430,000,000	3-month LIBOR plus %	March 28, 2017
Floating Rate Class A-2 Notes	$ 217,000,000	3-month LIBOR plus %	March 30, 2020
Floating Rate Class A-3 Notes	$ 261,000,000	3-month LIBOR plus %	December 28, 2023
Floating Rate Class A-4 Notes	$ 277,000,000	3-month LIBOR plus %	June 28, 2039
Floating Rate Class B Notes	$ 36,700,000	3-month LIBOR plus %	June 28, 2040

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The issuing entity will make payments on the notes primarily from collections on a pool of consolidation student loans made under the Federal Family Education Loan Program.  Interest and principal will be paid to the applicable noteholders quarterly on the 28th day of each March, June, September and December, beginning on September 28, 2007.  In general, the issuing entity will pay principal, sequentially, to the class A-1 through class A-4 notes, in that order, until each such class is paid in full. The class B notes will not receive principal until the stepdown date, provided that no trigger event is in effect, which is expected to be the September 2013 quarterly payment date.  Interest on the class B notes will be subordinate to interest on the class A notes and, in certain limited circumstances, to principal on the class A notes and principal on the class B notes will be subordinate to both principal and interest on the class A notes.  Credit enhancement for the notes consists of excess interest on the trust student loans, the reserve account and, for the class A notes, the subordination of the class B notes.  The issuing entity will also make a deposit into the capitalized interest account, which will be available for a limited period of time.  The interest rates on the notes are determined by reference to LIBOR. A description of how LIBOR is determined appears in the free-writing base prospectus under “Certain Information Regarding the Securities—Floating Rate Securities—Determination of LIBOR.”

There is no established trading market for the notes. Application has been made to the Irish Financial Services Regulatory Authority, as competent authority under Directive 2003/71/EC, for the final prospectus to be approved. Application has been made to the Irish Stock Exchange for the notes to be admitted to the Official List and trading on its regulated market. There can be no assurance that such listing will be granted.  Such approval relates only to the notes which are to be admitted to trading on the regulated market of the Irish Stock Exchange or other regulated markets for the purposes of Directive 93/22/EEC or which are to be offered to the public in any Member State of European Economic Area.  Expenses relating to the admission to trading on the Irish Stock Exchange will be paid by the sponsor.

The notes are being offered through the underwriters when and if issued.  The notes are not being offered in any state or other jurisdiction where the offer is prohibited.

This document constitutes a “free-writing prospectus” within the meaning of Rule 405 under the Securities Act of 1933, as amended.

The notes are asset-backed securities issued by, and are obligations of, the issuing entity, which is a trust.  They are not obligations of or interests in JPMorgan Chase Bank, National Association, any of its affiliates, or any other person.

The notes are not guaranteed or insured by the United States or any governmental agency.

Underwriters
JPMorgan Barclays Capital	Credit Suisse Lehman Brothers

June 21, 2007

The Information in this Term Sheet

The information contained herein refers to and supplements certain of the information contained in the Free-Writing Prospectus, dated June 7, 2007 (the “initial free-writing prospectus”) and in the Term Sheet, dated June 19, 2007 (the “initial term sheet”). Capitalized terms not defined herein shall have the meanings ascribed to such terms in the initial free-writing prospectus.

Special Allowance Payments and Interest Subsidy Payments

Reference is made to pages 4 and 25 of the initial free-writing prospectus.  For purposes of clarification, the assets of the issuing entity will exclude special allowance payments and interest subsidy payments accrued prior to the applicable cutoff date.

Optional Purchase

Reference is made to page 6 of the initial term sheet.  For purposes of clarification, accelerated payments of principal on the notes will be payable sequentially as follows on each quarterly payment date:

•

first, sequentially, to the class A-1, class A-2, class A-3 and class A-4 noteholders, in that order, until each of those classes is paid in full; and

•

second, to the class B noteholders until paid in full.

$1,221,700,000

Chase Education Loan Trust 2007-A

Issuing Entity

Student Loan-Backed Notes, Series 2007-A

$430,000,000 Floating Rate Class A-1 Student Loan-Backed Notes

$217,000,000 Floating Rate Class A-2 Student Loan-Backed Notes

$261,000,000 Floating Rate Class A-3 Student Loan-Backed Notes

$277,000,000 Floating Rate Class A-4 Student Loan-Backed Notes

$36,700,000 Floating Rate Class B Student Loan-Backed Notes

Collegiate Funding of Delaware, L.L.C.

Depositor

JPMorgan Chase Bank, National Association

Sponsor, Master Servicer and Administrator

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TERM SHEET

_________________

JPMorgan

Barclays Capital

Credit Suisse

Lehman Brothers

Underwriters

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June 21, 2007